VOTING AGREEMENT

     The undersigned, in consideration of the willingness of T. Rowe Price Recovery Fund II, L.P. ("TRP") to invest in Jay Jacobs, Inc. ("JJI"), agree as follows, effective as of December 5, 1997:

     At any time at which TRP continues to own not less than 50% of each of the Series A Preferred Stock and Series B Preferred Stock of JJI purchased by it on December 5, 1997, each of the undersigned will vote all of its voting stock of JJI and will take such other action as it may lawfully take to cause one nominee of TRP to serve as a director of JJI.

CAHILL, WARNOCK STRATEGIC
PARTNERS FUND, L.P.

By: Cahill, Warnock Srategic Partners, L.P.
     its general partner



     By: /s/ EDWARD L. CAHILL
        -------------------------------------
        Edward L. Cahill, a general partner


STRATEGIC ASSOCIATES, L.P.

By: Cahill, Warnock & Company, LLC
     its general partner


     By: /s/ EDWARD L. CAHILL
        -------------------------------------
        Edward L. Cahill, a managing member



/s/ MICHAEL D. SULLIVAN
------------------------------------
MICHAEL D. SULLIVAN